Exhibit 99.1

Comverge Announces 2007 Second Quarter Results – 1000 Megawatts of

Demand Response Added

East Hanover, NJ: August 14, 2007: Comverge, Inc. (NASDAQ: COMV) (“Comverge”) today announced its operational and financial results for the second quarter, ended June 30, 2007. Highlights from the quarter include:

•	Announced the acquisition of Enerwise Global Technologies, Inc., which closed on July 23, 2007, dramatically expanding Comverge’s commercial and industrial solution offering;

•	220% increase in demand response megawatts managed from 456 to 1460 megawatts during the quarter, which gives effect to the acquisition of Enerwise as if the transaction had closed on June 30, 2007;

•	34% increase in megawatts under long term VPC contracts from 369 to 495 megawatts, during the quarter;

•	47% increase in Enerwise megawatt capacity from 331 to 485 megawatts, during the quarter;

•	126 megawatt long term VPC contract entered into with Nevada Power Company; and

•	Future payments (including Enerwise, acquired in July 2007) totaled $249 million through 2017.

Robert M. Chiste, Chairman, CEO and President of Comverge said: “With our IPO in April, Comverge launched the demand response business as a recognized industry, and we have every intention to continue to lead it. Our strong second quarter operational and financial results, and our recently being named one of the ‘20 Top Sustainable Public Companies’ in the world by an independent research firm, along with notable companies such as Nike, Canon and Royal Philips Electronics, adds credibility to this leadership role. Demand for Comverge’s environmentally friendly clean capacity solutions continues to grow dramatically. Our momentum is accelerating as we prove repeatedly that we are a key component to any utility’s clean energy initiatives.”

Mr. Chiste further stated “our successful acquisition of Enerwise makes Comverge the largest demand response company in North America. Our continued growth in all our critical operational and financial metrics demonstrates the need and strong economic drivers for our clean capacity technology, services and solutions by all customer classes.”

Including Enerwise, megawatts (MWs) managed as of June 30, 2007 consisted of:

	As of March 31, 2007	As of June 30, 2007
	Total Comverge	Alternative Energy Resources Group	Enerwise*	Total Comverge*
MWs owned under long term VPC contracts	369	495	—	495
MWs provided for sale in a capacity market program	9	9	485	494
MWs managed for a fee	78	88	383	471

Total MWs of Capacity Owned or Managed	456	592	868	1460

*	Includes data from Enerwise Global Technologies, Inc., which was acquired on July 23, 2007, giving effect to the transaction as if it had closed on June 30, 2007

Second quarter revenues for 2007 were $4.6 million, a 26% increase compared to $3.7 million in the second quarter of 2006. Revenues for both periods do not include revenues from our VPC contracts which are deferred and recognized in the fourth calendar quarter each year. Net loss for the second quarter of 2007 was $4.4 million or $0.29 per share, compared to a net loss of $5.2 million for the second quarter of 2006, or $1.61 per share. Net loss per share on a pro forma basis was $0.26 for the second quarter of 2007 compared to a net loss of $0.44 for the second quarter of 2006 (see Schedule 4 – Reconciliation of Pro Forma to GAAP Earnings Per Share). Adjusted EBITDA loss for the second quarter of 2007 decreased to $4.4 million compared to a loss of $4.9 million for the second quarter of 2006 primarily as a result of an increase in revenue. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation expense (see Schedule 5 – Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure). All share and per share amounts reflect the one-for-two reverse stock split effected as part of our initial public offering.

Pro forma earnings per share have been adjusted for the three months ended June 30, 2007 and June 30, 2006, to give effect to the Company’s conversion, on a one-for-one basis as of the beginning of 2006, of all the outstanding convertible preferred shares. The Company believes the pro forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering. A pro forma vs. GAAP earnings per share reconciliation is provided in Schedule 4 below.

In July 2007, the Company completed its acquisition of Enerwise Global Technologies creating the largest Demand Response provider in North America with over 1400 megawatts of managed capacity. Enerwise is a leading provider of clean energy demand response solutions to commercial, institutional and industrial customers, as well as electric power grid operators. With the addition of Enerwise, Comverge now provides a comprehensive suite of demand response and energy management solutions for all utility customer classes including residential, small to large commercial, institutional, and industrial customers.

Mr. Chiste further stated, “Even though Enerwise wasn’t a part of our operating results for the second quarter, they had a very impressive quarter on a stand alone basis. Enerwise added 154 megawatts of capacity for sale in open market capacity programs, bringing total megawatts under management to 868 megawatts. We are working diligently on completing the integration of the two companies and are very excited by the much expanded market opportunities for Comverge in the future. Each of our operating groups – the Alternative Energy Resources Group, Smart Grid Solutions Group, and Enerwise Group – are experiencing significantly increased business activity because of the growing awareness of Demand Response and AMI by our large customer base.”

Comverge will discuss these results in a conference call scheduled for today at 10:00 a.m. EDT. To participate in the conference call, please dial (800) 665-0430 or (913) 312-1300. The public is invited to listen to a live web cast of Comverge’s conference call on the Investor Relations section of the company’s website at www.comverge.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until August 21, 2007 at 11:59 p.m. EDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 6548410.

Additional financial information can be found in the Company’s Form 10-Q for the second quarter of 2007, which will be filed today with the Securities and Exchange Commission.

About Comverge:

Comverge, Inc. (NASDAQ: COMV) (“Comverge”) is a leading clean capacity provider of energy solutions that enhance grid reliability and enable utilities to increase available electric capacity during periods of peak energy demand. Our solutions support national efforts toward nationwide carbon reductions while providing peak capacity on a more cost-effective basis than conventional alternatives. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including Comverge’s expectations regarding the amount of revenue and the amount of megawatts that will be generated by certain long-term contracts and certain assumptions upon which such forward-looking statements are in part based. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks more fully described our most recently Quarterly Report on Form 10-Q. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information:

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

The use of non-GAAP financial measures is subject to inherent limitations because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment of which charges should be properly excluded from the non-GAAP financial measure. Management accounts for these limitations by not relying exclusively on non-GAAP financial measures, but only using such information to supplement GAAP financial measures. Our non-GAAP financial measures may be different from such measures used by other companies.

Contact:

Investor Relations: Michael Picchi, Chief Financial Officer, 770.696.7660, invest@comverge.com

Media Relations: Chris Neff, Director of Marketing, 973.947.6064, cneff@comverge.com

SCHEDULE 1

COMVERGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue
Product	$3,058	$2,746	$7,137	$9,538
Service	1,561	925	3,217	0

Total revenue	4,619	3,671	10,354	9,538

Cost of revenue
Product	1,907	1,602	4,684	5,403
Service	639	565	1,456	0

Total cost of revenue	2,546	2,167	6,140	5,403

Gross profit	2,073	1,504	4,214	4,135
Operating expenses
General and administrative expenses	4,518	3,864	8,763	7,029
Marketing and selling expenses	2,163	2,394	4,062	4,355
Research and development expenses	356	258	629	471

Operating loss	(4,964)	(5,012)	(9,240)	(7,720)

Interest and other (income) expense, net	(600)	105	(368)	180

Loss before income taxes	(4,364)	(5,117)	(8,872)	(7,900)
Provision for income taxes	7	33	14	33

Net loss	$(4,371)	$(5,150)	$(8,886)	$(7,933)

Net loss per share
Basic and diluted	$(0.29)	$(1.61)	$(0.94)	$(2.50)

Weighted average number of shares	15,267,773	3,195,970	9,466,726	3,168,366

Pro forma net loss per share
Basic and diluted	$(0.26)	$(0.44)	$(0.61)	$(0.67)

Weighted average number of shares	16,966,706	11,785,020	14,591,684	11,757,415

SCHEDULE 2

COMVERGE, INC.

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Smart Grid Solutions Group	$3,956	$3,550	$8,868	$9,252
Alternative Energy Resources Group	663	121	1,486	286

Total Revenue	$4,619	$3,671	$10,354	$9,538

Cost of Revenue:
Smart Grid Solutions Group	2,201	2,125	5,269	5,350
Alternative Energy Resources Group	345	42	871	53

Total Cost of Revenue	$2,546	$2,167	$6,140	$5,403

Gross Profit:
Smart Grid Solutions Group	1,755	1,425	3,599	3,902
Alternative Energy Resources Group	318	79	615	233

Total Gross Profit	$2,073	$1,504	$4,214	$4,135

SCHEDULE 3

COMVERGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$23,954	$3,774
Short-term marketable securities	58,277	—
Accounts receivable	5,674	5,736
Inventory	1,945	1,348
Deferred Costs	5,551	2,228
Other current assets	1,940	2,419

Total current assets	97,341	15,505

Long-term marketable securities	4,657	—
Property and equipment, net	12,209	12,405
Goodwill and other intangible assets, net	668	694
Other assets	1,073	232

Total assets	$115,948	$28,836

Liabilities and Shareholders’ Deficit
Accounts payable	1,723	3,046
Deferred revenue	14,375	6,092
Accrued expenses	3,062	4,369
Other current liabilities	1,728	914

Total current liabilities	20,888	14,421

Long-term debt	5,634	5,000
Other liabilities	1,137	1,016

Total long-term liabilities	6,771	6,016

Stockholders’ Equity
Convertible preferred stock
Series A	—	21,438
Series A-2	—	13,568
Series B	—	5,411
Series C	—	100
Common stock	18	3
Additional paid-in capital	149,395	20,099
Accumulated deficit	(61,106)	(52,220)
Accumulated other comprehensive loss	(18)	—

Total shareholders’ equity	88,289	8,399

Total liabilities and shareholders’ equity	$115,948	$28,836

SCHEDULE 4

COMVERGE, INC.

RECONCILIATION OF PRO FORMA TO GAAP EARNINGS PER SHARE

(In thousands, except share data and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net loss	$(4,371)	$(5,150)	$(8,886)	$(7,933)
Weighted average number of shares used in computation of basic and diluted earnings per share	15,267,773	3,195,970	9,466,726	3,168,366

GAAP basic and diluted earnings per share	$(0.29)	$(1.61)	$(0.94)	$(2.50)

Weighted average number of shares used in computation of basic and diluted earnings per share	15,267,773	3,195,970	9,466,726	3,168,366

Conversion of all preferred shares into common shares	1,698,933	8,589,050	5,124,958	8,589,050

Total pro forma shares giving effect to the conversion of preferred stock	16,966,706	11,785,020	14,591,684	11,757,416

Pro forma basic and diluted earnings per share	$(0.26)	$(0.44)	$(0.61)	$(0.67)

Pro forma earnings per share have been adjusted for the three and six months ended June 30, 2007 and June 30, 2006, to give effect to the Company’s conversion, on a one-for-one basis, of all the outstanding shares of the Company’s convertible preferred shares as of the beginning of the period presented. The Company believes the pro forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.

SCHEDULE 5

COMVERGE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three months Ended June 30,		Six months Ended June 30,
	2007	2006	2007	2006
Net loss	$(4,371)	$(5,150)	$(8,886)	$(7,933)
Depreciation and amortization	127	85	268	199
Interest (income) expense, net	(668)	54	(439)	135
Provision for income taxes	7	33	14	33

EBITDA	$(4,905)	$(4,978)	$(9,043)	$(7,566)

Non-cash stock compensation expense	552	66	677	76

Adjusted EBITDA	$(4,353)	$(4,912)	$(8,366)	$(7,490)

See “Non-GAAP Financial Information” earlier in this earnings press release for information on the use of this Non-GAAP financial measure